Exhibit 99.1

Contacts:
Medivation, Inc.	Lippert/Heilshorn & Associates
Patrick Machado, Chief Financial Officer	Bruce Voss/Don Markley
(415) 543-3470 x201	(310) 691-7100

MEDIVATION PROVIDES UPDATE ON HUNTINGTON’S DISEASE IND

SAN FRANCISCO (May 10, 2006) – Medivation, Inc. (AMEX: MDV) today announced that on May 8, 2006 it received a letter from the U.S. Food and Drug Administration (FDA) regarding its investigational new drug (IND) application to begin human testing of Dimebon for Huntington’s disease. The letter confirmed the information initially communicated by the FDA in a February 28, 2006 telephone call that additional rat toxicology data are required before human clinical trials can begin. The FDA expressed the concern that the dose levels of Dimebon used in one of Medivation’s rat toxicology studies did not result in sufficient toxicity to define a maximum tolerated dose. This information might provide additional guidance to physicians regarding the potential toxicities of Dimebon in humans.

To address the FDA’s concern, in March 2006 Medivation initiated additional rat toxicology studies to evaluate Dimebon at higher doses than those used in the prior study. Medivation expects to have sufficient data in the third quarter of 2006 to request the FDA to allow initiation of the proposed Phase 1-2a clinical study of Dimebon in patients with Huntington’s disease.

About Medivation

Medivation, Inc. acquires promising pharmaceutical and medical device technologies in the late preclinical development phase, and develops those technologies quickly and cost-effectively through human first proof-of-efficacy studies (generally the end of Phase 2 clinical trials). Depending on the indication, Medivation will either seek to sell or partner successful programs with larger pharmaceutical, biotechnology and medical device companies for late-stage clinical studies and commercialization, or alternatively conduct those activities internally. The Company intends to build and maintain a portfolio of 4 to 6 development programs at all times.

Medivation’s current portfolio consists of small molecule drugs in development to treat 3 large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer, the last two of which are likely Orphan Drug indications. Dimebon™, with a 20-year record of human use and demonstrated efficacy in animal studies of both Alzheimer’s disease (AD) and Huntington’s disease (HD) and in a pilot clinical study of AD, is in a randomized, double-blind, placebo-controlled Phase 2 study in AD patients in Russia, the results of which are expected to be available in Q3 2006. Medivation also expects to initiate a Phase 1-2a study of Dimebon in HD patients in 2006, and a Phase 1-2a study of the lead MDV300 series compound in hormone-refractory prostate cancer patients in the first half of 2007. Further information about Medivation can be found on its website (www.medivation.com).

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the anticipated timing of regulatory and clinical milestones on the Company’s Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer programs, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2005, include more information about factors that could affect our financial and operating results.

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